Exhibit 99(j)(2)



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 333-111986 of Tamarack Funds Trust on Form N-1A of our report dated August 31, 2004 appearing in the Annual Report to Shareholders for the Tamarack Funds (including Enterprise Fund, Enterprise Small Cap Fund, Value Fund, Microcap Value Fund, Small Cap International Fund, and Tax-Free Income Fund) for the year ended June 30, 2004, and to the reference to us under the headings "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information which is part of such Registration Statement.


/S/ DELOITTE & TOUCHE LLP

Chicago, Illinois
September 29, 2004